Exhibit 10.1

December 13, 2013

Personal and Confidential

Ms. Laurie F. Gilner

9233 Weston Drive

Brentwood, TN 37027

Re: Separation Agreement and Release of Claims

Dear Laurie:

This letter agreement (the “Agreement”) confirms our discussions regarding your separation from employment with C.R. Gibson, LLC (the “Company”) effective December 2, 2013 (the “Separation Date”). You acknowledge that this Agreement constitutes the entire agreement and understanding between you and the Company relating to your separation from employment and post-employment severance and benefits. There are no other valid oral or written agreements relating to the separation of your employment and post-employment severance and benefits, except as expressly provided in this Agreement.

In connection with the separation of your employment, the Company is offering you severance payments (the “Severance Payments”), medical and dental benefits (“Medical Benefits”), and a payment in lieu of outplacement services (“Outplacement Services”) (collectively, the “Severance Benefits”), subject to the terms and conditions specified in this Agreement. You should read this Agreement carefully and consult with an attorney prior to signing this Agreement or the General Release of Claims (“Release”) attached to this Agreement.

We have agreed as follows:

1. Effective on the Separation Date, you resigned from each and every position you held with the Company, CSS Industries, Inc. (“CSS”), or any of their respective affiliates, including without limitation any position as an officer, director, trustee or otherwise. At the Company’s request, from time to time and to the extent the Company deems the same necessary, you will promptly execute and deliver separate forms of resignations from each of these positions.

2. The Company will not pay Severance Payments, and will not provide Medical Benefits and Outplacement Services, if the Company determines that you engaged in any actions defined as “cause” under the Company’s severance plan in effect at the time of signing of this Agreement applicable to you (even if such determination is made following your Separation Date), or you breach

Ms. Laurie F. Gilner

December 13, 2013

any term of your Release, this Agreement, or other agreement relating to your employment. You acknowledge that there is no outstanding debt, obligation or other liability representing an amount owed to the Company or its affiliates, including amounts owed on Company credit cards.

If you abide by and satisfy the terms and conditions set forth in this Agreement, including without limitation executing, delivering and not revoking the attached Release to the Company in accordance with Paragraph 6 hereof, the Company will pay Severance Payments, and provide Medical Benefits and Outplacement Services, subject to the provisions of this Agreement, as follows:

a) Severance Payments. You shall receive Severance Payments of Six Thousand Five Hundred and Two Dollars and Fifty Cents ($6,502.50) per week, for a period of Fifty-Two (52) weeks, as measured from your Separation Date (the “Severance Period”). In addition, during the Severance Period you shall receive payments of One Thousand Dollars ($1,000.00) per month for an automobile allowance (which payments, for purposes of this Agreement, shall be deemed to be included under the definition of “Severance Payments”). If you satisfy the terms and conditions set forth in this Agreement, including the execution and nonrevocation of the Release, the first payment, which will cover the first thirty days of your severance, will be paid to you in a lump sum cash payment on the first Company pay date for executives that occurs after the thirtieth (30th) day following the Separation Date, and the remaining installments will be paid to you on each successive pay date for executives in accordance with the Company’s normal payroll practices for the remainder of the Severance Period. Each installment of the Severance Payments will be subject to and reduced by any requisite tax withholdings and any other then-applicable payroll deductions. If you are rehired by the Company, CSS or any of their respective affiliates, and the Severance Payments you received exceeds the income you would have received if you had been working for the Company between your Separation Date and date of rehire, you will be required to return the excess amount to the Company.

b) Medical Benefits. If you are eligible under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to receive continuing medical and dental benefits under the Company-sponsored medical and dental benefit plans after your employment ends, and you elect health care continuation coverage under COBRA following the termination of your employment, the Company will pay for a portion of the monthly COBRA premium, on the same basis as the Company pays for a portion of such coverage for active employees, for the period Severance Payments are paid to you hereunder; provided, that in order to receive such continued coverage at such premium rates pursuant to this Agreement, you must pay to the Company, at the same time that COBRA premium payments are due for the month, an amount equal to the full monthly COBRA premium payment required for such monthly coverage and the Company will reimburse to you the amount of such monthly premium, less the amount that you would have been required to pay for such coverage if you were employed by the Company at such time (the “Health Payment”). In addition, on each such date on which the monthly Health Payment is paid to you, the Company will pay to you an additional amount equal to the federal, state and local income and payroll taxes that you incur on the monthly Health Payment (the “Health Gross-Up Payment”). Your entitlement to the Health Payment and the Health Gross-Up Payment will continue until the earlier to occur of (i) the end of the Severance Period, (ii) you cease to receive the Severance

Ms. Laurie F. Gilner

December 13, 2013

Payments, or (iii) you do not pay the full monthly premium for COBRA coverage. If you satisfy the terms and conditions set forth in this Agreement, including the execution and nonrevocation of the Release and the conditions of this subparagraph, the first payment, which will cover the Health Payment and Gross-Up Payment for the monthly premiums you paid prior to such date, will be paid to you in a lump sum cash payment on the first Company pay date for executives that occurs after the thirtieth (30th) day following the Separation Date, and the remaining Health Payments and Gross-Up Payments, for the remainder of the period you are entitled to these payments pursuant to this subparagraph, will be paid to you on the pay date for executives that occurs after the monthly premium is paid by you. Each Health Payment and Health Gross-Up Payment will be subject to and reduced by any requisite tax withholdings and any other then-applicable payroll deductions. You will receive a letter describing in greater detail your eligibility for the continuation of your medical and dental benefits under COBRA. By signing this Agreement, you agree that the Company may deduct your portion of the post-employment premiums from your Severance Payments.

c) Outplacement Services. In lieu of providing you with outplacement services, you will receive a payment of Six Thousand Dollars ($6,000.00). If you satisfy the terms and conditions set forth in this Agreement, including the execution and nonrevocation of the Release, the foregoing amount (subject to and reduced by any requisite tax withholdings) will be paid to you in a lump sum cash payment on the first Company pay date for executives that occurs after the thirtieth (30th) day following the Separation Date. The Company will provide you with certain outplacement services for a period of up to six (6) months, to be provided by an outplacement consulting firm to be selected and engaged by the Company, in its sole discretion.

3. Your rights with respect to any outstanding equity compensation awards, including without limitation stock option awards and restricted stock unit awards (collectively, “Equity Grants”), made to you by CSS will terminate in accordance with the terms of the applicable plan and award documents or agreements. All of your outstanding Equity Grants previously provided to you under CSS’ 2004 and 2013 Equity Compensation Plans that (i) are exercisable as of your Separation Date shall remain exercisable for the ninety (90) day period following your Separation Date (or the remaining term thereof, if shorter) and shall terminate at the end of such period, and (ii) are not exercisable as of your Separation Date shall immediately terminate as of your Separation Date.

4. The Severance Benefits described in this Agreement constitute the entire compensation that will be payable to you by the Company under this understanding or otherwise. Following the Separation Date, except as expressly provided herein or pursuant to the terms of any benefits plans of the Company (other than severance plans) that provide benefits or payments to former employees according to their terms, you will not be entitled or eligible to receive any form of compensation from or on behalf of Company, including by way of illustration, but not of limitation, salary, bonus, profit sharing contribution, automobile allowance and accrued vacation pay. Notwithstanding the foregoing, you will be paid (regardless of whether or not you accept this Agreement and sign and deliver the attached Release) for any vacation time that has been earned, accrued and unused as of the Separation Date.

Ms. Laurie F. Gilner

December 13, 2013

5. You and the Company agree as follows:

a) Except as may be required by law, you agree that you shall at all times maintain the confidentiality of and shall not disclose to any third party (including current and former employees of the Company, CSS or any of their respective affiliates) the terms of this Agreement. The foregoing shall not be construed to prohibit disclosure of this Agreement to your attorney, accountant or members of your immediate family, provided that such individuals maintain the confidentiality of this Agreement.

b) You agree that as of the Separation Date you will surrender possession to the Company of all CSS and/or Company keys, all CSS and/or Company documents, all CSS and/or Company credit cards and all other CSS and/or Company property that at any time was in your possession and control.

c) You recognize and acknowledge that by reason of your employment by and service to the Company you have had access to confidential information of the Company, CSS and their respective affiliates. This includes, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company, CSS and their respective affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset. You must not at any time disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the undersigned, or the undersigned’s successor or designee, unless such information is in the public domain through no fault of your own, and except as may be required by law, and you acknowledge and agree that the Company’s continued provision to you of any Severance Benefits described in this Agreement is contingent upon your full, complete and ongoing fulfillment of all of your covenants that you have made in favor of the Company, CSS and/or their respective affiliates, including without limitation the foregoing covenant regarding Confidential Information.

d) You recognize and acknowledge that the covenants set forth in this Paragraph 5 are independent of and do not affect the efficacy of any covenants that you have made in favor of CSS, the Company, and/or any of their respective affiliates, including without limitation any covenants set forth in your offer letter, dated July 26, 2010, as amended, and in any non-disclosure and non-competition agreements you may have executed with the Company and/or CSS (which shall continue to apply in all respects, unless specifically inconsistent with the terms of this Agreement).

6. You must sign and deliver this Agreement and the attached Release to the Company’s Human Resources Department within twenty-one (21) days after your Separation Date. By signing the Release and delivering it to the Company, you will waive all claims that you may have against the Company, CSS and their respective affiliates, excepting only a claim for non-receipt of any Severance Benefits to which you may be entitled under this Agreement. You are advised to consult with an attorney of your choice before signing and returning the Release.

Ms. Laurie F. Gilner

December 13, 2013

You will have the right to revoke the Release, at any time within seven (7) days after you have signed and returned this Agreement and the Release to the Company’s Human Resources Department (the “Revocation Period”). If you exercise your right to revoke the Release, this Agreement will be void, you will not be entitled to any Severance Benefits, and upon demand you will pay back to the Company the full amount of any Severance Benefits which were paid to you or for your benefit under this Agreement.

7. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Tennessee. If any portion of the Release is found to be legally invalid and/or unenforceable, this entire Agreement shall be voidable in its entirety, at the sole discretion of the Company. In the event the Company exercises its right to void this Agreement as just described, you will not be entitled to receive any Severance Benefits.

8. The provisions of this Agreement may be amended or modified only with the written agreement of both parties hereto. The Company shall not be deemed to have waived any provision of this Agreement unless expressly waived by the Company in writing.

9. You represent and acknowledge that:

a) The Company has advised you to consult with an attorney as to this Agreement and the Release prior to signing these documents;

b) The Severance Benefits provided to you under this Agreement are subject to applicable taxes and withholdings, and neither the Company, CSS nor any of their respective affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your receipt of any benefit or payment hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended, and the Company may withhold from all amounts payable to you under this Agreement such amounts that are necessary to satisfy the Company’s withholding obligations to you, and you are solely responsible for all taxes that result from your receipt of the amounts payable to you under this Agreement; and

c) You have read and fully understand the terms and conditions of this Agreement and acknowledge that your execution of this Agreement constitutes your voluntary act and will.

Ms. Laurie F. Gilner

December 13, 2013

If this Agreement accurately and completely describes our mutual understanding, please indicate your acceptance of this Agreement by signing below and returning this Agreement to me within twenty-one (21) days after your last day of employment.

Sincerely,

C.R. Gibson, LLC (“Company”)

		By:	/s/ Christopher J. Munyan
Christopher J. Munyan
Chairman and Chief Executive Officer

Witness to Employee’s Signature:			Agreed and Accepted:

/s/ Jeff Gilner			/s/ Laurie F. Gilner
Witness signature			Laurie F. Gilner

Print Name:	Jeff Gilner		Date:	12-17-13

ATTACHMENT

GENERAL RELEASE OF CLAIMS

I agree to and hereby do, intending to be legally bound, release and forever discharge C.R. Gibson, LLC, and its parent, affiliates, and related companies, including without limitation CSS Industries, Inc., their past, present and future officers, directors, attorneys, employees, shareholders and agents and their respective successors and assigns (jointly and severally, the “Company”) from any and all actions, charges, causes of action or claims of any kind, known or unknown, which I, my heirs, agents, successors or assigns ever had, now have or hereafter may have against the Company arising out of any matter, occurrence or event existing or occurring prior to my signing of this release, including without limitation any claim relating to or arising out of my employment with and/or termination of employment by the Company, any claim of discrimination based on age, sex, race, religion, color, creed, disability, citizenship, national origin or any other factor prohibited by federal, state or local law (including any claims under the Age Discrimination in Employment Act (“ADEA Rights”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (“ADA”), the Employment Retirement Security Act of 1974 (“ERISA”), the Tennessee Fair Employment Practices Law, the Tennessee Equal Pay Law, the Tennessee Disability Act or the Tennessee Whistleblower Law), any claim for breach of contract, and/or any common law claim such as libel, slander, fraud, promissory estoppel, equitable estoppel, misrepresentation or wrongful discharge. Excluded from this general release are only: (i) any claim which I may have against the Company for non-payment of the Severance Payments, Medical Benefits, and/or Outplacement Services due to me under the terms of the attached Agreement between the Company and me; and (ii) any claim which arises out of any matter, occurrence or event occurring exclusively after I sign and return this Release.

I agree to the terms in this Release and understand them. I acknowledge that the Company has advised me to consult with an attorney concerning the effect of this general release. I acknowledge that I have been told by the Company that I will receive no payments under the attached Agreement, or any other consideration, if I do not execute this general release of all claims and deliver it to the Company no later than twenty-one (21) days after my last day of employment with the Company. I also understand that I have seven (7) days after signing and delivering this general release to revoke it, in which case the Company will have no obligation to me under the terms of the attached Agreement. I acknowledge that I have been told by the Company that I will receive no payments or any other consideration under the attached Agreement if at any time after I sign this general release I revoke it, or if the general release does not remain in full force and effect.

Employee’s Signature:	/s/ Laurie F. Gilner	Date:	12-17-13
Laurie F. Gilner

Witness Signature:	/s/ Jeff Gilner	Date:	12-17-13
Print Name:	Jeff Gilner